Exhibit 10.1

Certain information marked as *** has been excluded from the contract because it is both not material and is the type that the registrant treats as private or confidential

Acquisition Agreement with Debt Assumption Takeover

of

Hunan Xixingtianxia Technology Co., Ltd.

The Acquisition Agreement with Debt Assumption Takeover of Hunan Xixingtianxia Technology Co., Ltd. (hereinafter referred to as “this Agreement”) is made and entered into in [Changsha City] on [August] [8], [2024] by and among:

Party A: Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (hereinafter referred to as “the Transferor”)

Unified social credit code: 91510100MA6DF5NL3B

Legal representative: Gao Li

Registered address: Room 1602, 16/F, Building 1, No. 1098, Middle Section of Jiannan Avenue, Chengdu High-tech Zone, China (Sichuan) Pilot Free Trade Zone

Party B: Jiangsu Yuelaiyuexing Technology Co., Ltd. (hereinafter referred to as “the Purchaser”)

Unified social credit code: 91320205MAD1GKLC5B

Legal representative: Zhang Huaying

Registered address: 20-2-2001, Dongting Middle Road, Dongting Sub-district, Xishan District, Wuxi City

Party C: Hunan Xixingtianxia Technology Co., Ltd. (hereinafter referred to as “the target company”)

Unified social credit code: 91430100MA4QEPGP9T

Legal representative: Zhao Wei

Registered address: Room 2038, No. 132, Shaoshan Road, Wenyi Road Sub-district, Furong District, Changsha City, Hunan Province

Party D: Chengdu Xixingtianxia Technology Co., Ltd. (hereinafter referred to as “Chengdu Xixingtianxia”)

Unified social credit code: 91510116MA64T53P73

Legal representative: Zhao Wei

Registered address: Room 1016, No. 289, Chengxin Dajian Road, Xihanggang Sub-district, Shuangliu District, Chengdu, China (Sichuan) Pilot Free Trade Zone, email No.: 80620137

Party E: Ye Lei

ID card No.:***

WHEREAS,

1. The target company is a limited liability company legally established and validly existing as per the laws of the People’s Republic of China (hereinafter referred to as “China”), which has the capacity of online taxi-hailing operation recognition (national brand) nationwide and holds the urban online taxi-hailing operation permits in over 20 cities such as Chengdu, Changsha and Guangzhou;

2. The Transferor legally owns 100% equities of the target company, and now intends to transfer all of the target company’s equities that it holds;

3. There are 43 branches and 7 wholly-owned subsidiaries under the name of the target company;

4. The Purchaser intends to acquire all the equities of the target company as held by the Transferor, and the Purchaser will hold 100% equities of the target company and the corresponding interests after this acquisition.

Pursuant to the provisions of relevant laws and regulations, such as the Civil Code of the People’s Republic of China and the Company Law of the People’s Republic of China, the following agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between the parties hereto on the principle of equality, mutual benefit and honesty after amicable consultation:

Article 1 Definition and Interpretation

1.1 Unless otherwise specified in the terms under this Agreement and in the context, the following terms and expressions shall have the meaning set forth below:

Transferor:	Sichuan Senmiao Zecheng Business Consulting Co., Ltd.

Purchaser:	Jiangsu Yuelaiyuexing Technology Co., Ltd.

Target company:	Hunan Xixingtianxia Technology Co., Ltd.

Affiliates:	Refer to 43 branches and 7 wholly-owned subsidiaries under Hunan Xixingtianxia Technology Co., Ltd.

China:	Refers to the People’s Republic of China; for the purpose of this Agreement, it excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region.

Confidential information:	Refers to the following information, no matter whether it is recorded in tangible medium or is in oral form and is not published: (i) Every party’s information about management, finance, business and clients as known by the rest parties by negotiating the transactions under this Agreement; (ii) Negotiations and drafting of relevant documents on the transactions herein by the parties hereto; (iii) Contents of the documents signed by various parties and performance of documents, including the dispute resolution documents (if any); (iv) Information about the target company’s organization, management, finance, business and clients; (v) Information that is requested explicitly and in writing by one party to keep confidential; (vi) Other information that shall be kept confidential according to the provisions of Chinese laws or requested explicitly and in writing by various parties after reaching a consensus.

Force majeure:	Refers to the objective circumstances that cannot be predicted, avoided or overcome by the parties herein, including but not limited to change of laws, adjustment of the Chinese government’s policies, war, riot, rebellion, military or civilian rebellion, disturbance, insurrection, revolt, lockdown, embargo, strike, shutdown, infectious disease, fire disaster, flood, earthquake, abnormal business shutdown of stock exchange, etc.

Chinese laws:	Refer to the Chinese laws and regulations that are in force at present, such as laws, administrative regulations, judicial interpretations, local regulations and rules, department rules and normative documents as well as the revisions and supplementations made against such laws and regulations from time to time.

Workdays:	Refer to any day of China’s legal working day.

1.2 Interpretation

The terms of this Agreement and their titles are set for the sake of convenience and reading and do not influence the interpretation and meaning of this Agreement. The subject under this Agreement includes not only company but also unincorporated organization, and vice versa.

Article 2 Declarations and Commitments of Various Parties

2.1 Declarations and commitments of various parties

2.1.1 Various parties under this Agreement hereby declare:

(1) They have the full power and authorization to sign this Agreement and other project documents under which they serve as a party, and to perform the obligations under such documents;

(2) The signature and performance of this Agreement or other project documents under which they serve as a party will not violate any agreement under which they serve as a party or that binds on them;

(3) The parties abide by all key laws, rules, regulations, decrees, orders and all their interpretations by the government that has the right of jurisdiction over them and their business, finance or operation or their properties;

(4) Their representatives signing this Agreement are affirmed by the valid power of attorney or valid certificate of legal representative to have been granted the full right to sign this Agreement and other project documents under which they serve as a party;

(5) All data provided by either party to other parties with regard to assets, business, finance and other business aspects according to this Agreement are true, accurate and complete in all major aspects.

2.1.2 The Transferor and the target company hereby make the following special commitment:

(1) They have disclosed truthfully and completely the capital list of the target company and its affiliates (see Appendix 1), unsettled lawsuits and uncompleted traffic accidents, and (see Appendix 2) as of [June] [24], [2024] (hereinafter referred to as “the base date”);

(2) The target company and its affiliates have lawfully acquired the licenses, qualifications and permits required by businesses (see Appendix 3 for the qualifications and permits). The businesses shall be carried out by always and continuously following their articles of association and all applicable laws.

(3) The salary, social insurance, housing accumulation fund, etc. that the target company and its affiliates shall pay the employees prior to the date of delivery shall be borne by the Transferor. Should the target company and its affiliates be requested to pay the employee salary, social insurance, housing accumulation fund, etc. generated prior to the date of delivery after the date of delivery, the Transferor shall make treatment immediately in order to avoid any influence on the target company. Otherwise, the Transferor shall pay the target company liquidated damages, which shall be 20% of the requested amount.

(4) As of the signing date of this Agreement, the registered capital of the target company is RMB 50,800,000, and the paid-in capital contribution is RMB 31,338,186.76; the registered capital and paid-in capital of Chengdu Xixingtianxia is RMB 30 million and RMB 15,350,000. There are no distribution defects, such as false contributions, withdrawal of contributions, etc. in the above-mentioned paid-in contributions.

(5) If the target company and its affiliates have any undisclosed debts and defective capital contribution, etc. prior to the date of delivery, which leads to any loss to the target company and its affiliates after the date of delivery, the Purchaser and the target company shall have the right to recover the loss arising therefrom from the Transferor.

2.1.3 The Purchaser’s declarations and commitments

(1) The Purchaser hereby commits that the source of the purchase capital paid under this Agreement is legal and free from the possibility where the capital above is confiscated by the responsible government authority or claimed by any third party.

(2) The Purchaser hereby commits that it, on the basis of the due diligence carried out for the target company and its affiliates, recognizes the financial and taxation treatment mode of the target company and its affiliates. The financial and taxation issues shall be treated and borne by the Purchaser at its sole discretion and are not related to the Transferor.

2.2 Restatement

The parties hereto restate that each statement that they make according to 2.1 of this Agreement on the base date, signature date of this Agreement and date of change registration upon the completion of transaction is true in all aspects.

Article 3 Purchase

3.1 The transfer object under this Agreement is 100% equities of the Company and relevant rights and interests of the target company and its affiliates (hereinafter referred to as “the target equities”) (“this transaction”).

3.2 The parties hereto confirm one real estate is registered under the name of Chengdu Xixingtianxia (No. of real estate property certificate: [C. (2002) X.D.Q.B.D.C.Q. No. ***; location: Room 2, 2/F, Unit 3, Building 3, No. 174, Xinduwai South Street, Xindu District] (hereinafter referred to as “the excluded real estate property”). [Hu Xiang, ID Card No. ***] is the actual property owner of the excluded real estate property and Chengdu Xixingtianxia holds the excluded real estate property for and on behalf of Hu Xiang. The original of the real estate property certificate shall be kept by Hu Xiang. Chengdu Xixingtianxia does not enjoy any right against the excluded real estate property. Therefore, this transaction does not include excluded real estate property.

3.3 The parties hereto agree the target company’s creditor’s rights and debts as of the base date are treated according to the following mode:

(1) “Salary of Xixingtianxia employees” is RMB [735,238.55] (including compensation for employees, subject to the actual amount), “fees prior to rebate – outsourcing” are RMB [228,786.56], both of which amount to RMB [964,025.11], and shall be, together with employees’ salary, social insurance, housing accumulation fund, compensation, etc. after the base date, shall be borne by the Transferor. The Transferor hereby commits to pay off the account payable above prior to [October] [15], [2024].

(2) The target company’s other debts except for the items above (hereinafter referred to as “the to-be-repaid debts”) shall be borne by the Purchaser. If some to-be-repaid debts (such as bank loan) become mature earlier than expected by this transaction, the Purchaser shall still be responsible for repayment. If the Purchaser fails to repay and treat the to-be-repaid debts in time, causing any loss to a third party, the Purchaser shall bear the responsibilities arising therefrom. In case where the Transferor or the Guarantor suffers any loss by the case above (including but not limited to the case where the Transferor and the Guarantor is requested to bear the debts above at any time), the Purchaser shall make compensation.

Except for the liabilities disclosed in the capital list on the base date, all parties agree that the assets and liabilities of the target company and its affiliates are subject to the financial data disclosed by the target company and its affiliates on June 30, 2024. If there is any undisclosed debt that had existed but was not disclosed before June 30, 2024, the Transferor shall bear its own responsibility. All parties agree that if the financial data disclosed on June 30, 2024 involves creditor’s rights and debts relationship other than this transaction, the target company and its affiliates shall handle, adjust and dispose of all kinds of assets and liabilities as of June 30, 2024 according to the scheme agreed by all parties hereto before [August] [31], [2024], so as to ensure that the target company and its affiliates have no other liabilities externally. Such plans shall be separately agreed upon in writing by both parties.

3.4 The parties hereto confirm the purchase under this Agreement is debt assumption takeover. The Purchaser agrees to provide the target company with capital according to the following provisions to repay the principal of bank loan in Appendix 1 Capital List of the target company as of the base date (subject to the actual amount).

(1) The Purchaser shall, 3 working days after the signature of this Agreement, transfer a down payment of RMB 500,000 to the target company’s account. The down payment above shall be used to repay the bank loan borrowed by the target company from WeBank Co., Ltd.; the Transferor shall not use it for any other purposes; otherwise, the Purchaser shall have the right to terminate this agreement unilaterally, and this transaction is seen as having failed by the Transferor’s cause and the Transferor shall assume the corresponding violation liabilities arising therefrom;

(2) If the Purchaser pays off the bank loan above in lump sum, the Purchaser shall, within 3 working days after finishing Party C’s equity change, pay the total balance of the bank loan to the target company for repaying the entire bank loan (about RMB 1.18 million, subject to the actual amount);

(3) a\If the Transferee makes repayment by installment, the Transferee shall, within 3 working days after Party C’s equity changes, pay the rest principal and interests in the loan contract of RMB 1 million loan principal to the target company for repaying the bank loan (total: RMB 667,000, including a down payment of RMB 500,000, subject to the actual amount); b\The loan contract whose loan principal is RMB 800,000 (the rest principal is about RMB 550,000, subject to the actual amount). Chengdu Xixingtianxia shall repay the loan continuously by installment on a monthly basis and shall pay off the rest principal in lump sum prior to December 31, 2024, to discharge the joint liabilities of Zhao Wei (ID: ***). The Purchaser and Party E shall be jointly and severally liable for such payment responsibilities of the Purchaser.

3.5 The purchase consideration of the target equities held by the Transferor as purchased by the Purchaser from the Transferor is RMB [0].

3.6 The Transferor agrees to submit the application of equity change registration within [5] working days after the target company receives the down payment of RMB 500,000 from the Purchaser. At the same time, if the legal representative, director, supervisor and manager of the target company and its all branches and subsidiaries and the branch company’s director is acted by “Zhao Wei”, “Yang Bin”, “Bai Dengyang”, “Zou Mo” and “Xu Kan”, they shall be changed into the personnel designated by the Purchaser under the Purchaser’s active assistance. The change fees shall be borne by the target company or the Purchaser. “The date of delivery” is the date when the target company’s equity is changed.

Identity information of the legal representative designated by the Purchaser:

Name: Wu Huiwen ID card No.: ***

Identity information of the director designated by the Purchaser:

Name: Wu Huiwen ID card No.: ***

Identity information of the supervisor designated by the Purchaser:

Name: Zhang Huaying ID card No.:410185199203136028

Identity information of the manager designated by the Purchaser:

Name: Wu Huiwen ID card No.: ***

Identity information of the branch director designated by the Purchaser:

Name: Wu Huiwen ID card No.: ***

3.7 The target company’s all rights and obligations generated after the date of delivery shall be borne by the Purchaser.

Article 4 Transition Period

4.1 Arrangement from the base date to the date of delivery: If the Transferor or its legal representative lends (deals with intercourse fund) capital to the target company after the base date for paying the liabilities and expenses that shall be borne by the Purchaser, the target company or the Purchaser shall refund such funds to such lender before the date of delivery as per 3.3 of this Agreement.

4.2 The Transferor hereby commits to the Purchaser that, from the date of signature of this Agreement to the date of delivery (hereinafter referred to as “the transition period”), the Transferor, without the Purchaser’s prior written consent, shall not engage any of the following behaviors:

(1) Do not dispose of the target company’s any existing property or document by any means or by allowing the target company to do so, unless otherwise specified in this Agreement;

(2) Renegotiate on the equity transfer under this Agreement with any other third party;

(3) Allow the target company to repay any debt that the Transferor shall repay with any of the existing property or provide guarantee of any form for any other third party’s debts;

(4) Purchase, dispose of or agree to purchase or dispose of any income, asset, business or set any encumbrance against such income, asset and business, or bear or generate or agree to bear or generate any debt, obligation or fee (no matter whether they have or may probably occur);

(5) Make any shareholder’s decision, except for the decision made for the purpose of this Agreement and according to the provisions of this Agreement;

(6) Modify or agree to terminate any major contract;

(7) Enter into any long-term, onerous, unusual or important agreement, arrangement or obligation;

(8) If the total amount of expenditure or expenditure agreed or the total amount of expenditure made or agreed exceeds RMB [100,000], both parties’ approval shall be obtained first;

(9) Any responsibility or claim is exempted, cancelled or combined;

(10) Agreement based on which any intellectual property right is cancelled or invalid is granted, modified and agreed or any agreement about the rights above is signed;

(11) Make any other behavior that does harm to the legitimate rights and interests of the Purchaser after receiving the equities of the target company under this Agreement.

Article 5 Obligations after Delivery

5.1 The Transferor hereby commits that it will, within 3 months after the date of delivery, coordinate with the Purchaser to finish the changes of the persons in charge (except for the personnel in 3.6), and staff responsible for taxation and finance (hereinafter referred to as “the Transferor’s designated responsible person”) of the target company’s all branches. If the person in charge of the Purchaser’s branch needs changing, the Purchaser shall deal with it at its sole discretion and in such case, the Transferor agrees to help with introduction and offer coordination.

5.2 The Transferor hereby commits that it will, within [30] days after the date of delivery, transfer the target company’s business system and data, financial system and data, business license, official seal/special seal for finance/special seal for contract, etc. to the Purchaser.

5.3 The Purchaser hereby commits that it will, within 3 months after the date of delivery, replace the person for exchanging with the government organs as reserved by the target company previously, safety officers, employees, and report to the government organs on a timely basis.

5.4 The Purchaser hereby commits that it will, prior to [December] [31], [2024], urge Zhao Wei to fully discharge its guarantee responsibilities for the target company’s bank loan. Otherwise, the Purchaser shall pay Zhao Wei liquidated damages, which are 20% of the total principal and interests of the bank loan that has not been repaid. If Zhao Wei repays the loan for the bank on behalf of the target company by shouldering guarantee responsibilities, the Purchaser shall, besides paying Zhao Wei the fund that Zhao pays in advance in full amount, pay Zhao liquidated damages which are 20% of the amount repaid this time. Party E hereby undertakes to bear joint guarantee responsibilities for this article with the Purchaser.

5.5 The Purchaser and Chengdu Xixingtianxia hereby commit that they shall coordinate with the Transferor to dispose the excluded real estate property unconditionally, as long as the Transferor proposes such requirements, including but not limited to sign relevant transfer agreements, handling the formalities for the ownership transfer of real estates, etc. If Chengdu Xixingtianxia collects any fee due to the arrangement above, it shall pay the fee in full amount to the Transferor upon receiving it. Where Chengdu Xixingtianxia does not coordinate with the Transferor to perform the obligations above or if the real estate property cannot be disposed by the Purchaser’s reason, the Transferor’s loss arising therefrom shall be compensated by Chengdu Xixingtianxia. Chengdu Xixingtianxia shall not dispose of the real estate property at will. Otherwise, it shall pay liquidated damages which are 30% of the present assessed value of the property. The Purchaser agrees to bear joint liabilities for Chengdu Xixing’s obligations above.

Article 6 Taxes and Dues

6.1 Relevant taxes and dues that need paying for this transaction under this Agreement shall be borne by the parties herein respectively according to laws.

Article 7 Confidentiality

7.1 Confidentiality

7.1.1 Within the term of this Agreement, the parties shall:

(1) Bear the obligations of holding the confidential information in strict confidence, and do not use the confidential information for any purpose other than the performance of this Agreement;

(2) The confidentiality term binds on any legal person and natural person subject to this Agreement, including the parties’ employees, directors, shareholders, consultants, agents or other representatives. If such legal person or natural person violates the confidentiality term, the responsible party shall bear violation responsibilities for other parties.

7.1.2 The provisions in 7.1.1 cease to apply to the information set forth below:

(1) Information that the receiving party has known prior to the disclosure by other parties according to the written records;

(2) Information that has been made or becomes public not by the receiving party’s breach of this Agreement;

(3) Information disclosed by the receiving party according to the requirements of the Chinese laws or at the request of any securities regulatory organ or stock exchange or based on the market requirements; in such case, the receiving party shall provide relevant parties with the confidential information to be disclosed within a reasonable scope;

(4) Information developed by the receiving party independently without referring to any confidential information.

7.1.3 The parties shall urge the directors, senior clerks and other employees of their respective affiliates to abide by the confidentiality obligations listed in Article 7 herein.

7.1.4 The parties shall be responsible for damages suffered by any party by breach of any provision in Article.

7.2 For the purpose of confidentiality information, the rights and obligations in Article 7 and this Agreement shall remain valid continuously even after this Agreement is cancelled for 5 years.

Article 8 Force Majeure

8.1 Force majeure

8.1.1 If the parties hereto cannot perform their obligations herein as per the provisions of this Agreement by force majeure events, the affected parties can suspend performing their obligations within the term of delay caused by the force majeure, and the term shall be postponed automatically, which shall be equal to the term of suspension. In such case, the affected parties shall not be subjected to any punishment. The party claiming the influence of force majeure shall notify the rest parties in writing on a timely basis, and provide the proper and reasonable proof certifying its suffering of force majeure event (the proof shall, where properly, be verified or notarized). The party claiming the influence above shall also make all reasonable efforts to avoid the influence of force majeure.

8.1.2 In case of any force majeure events, the parties hereto shall try to bring forth a proper solution via amicable consultation immediately, and make all reasonable efforts to minimize the consequences caused by the force majeure events.

Article 9 Violation Liabilities

9.1 If this transaction fails by the Purchaser’s reason, the down payment that the Purchaser has paid to the target company will not be refunded any longer. If this transaction fails by the Transferor’s cause, the Transferor shall refund all the capitals having been paid by the Purchaser.

9.2 If any party under this Agreement violates any obligation, warranty or commitment under this Agreement, resulting in the failure in performing this Agreement or in performing this Agreement continuously, the default party shall be responsible for compensating other parties’ losses arising therefrom (including reasonable attorney fees). If all parties under this Agreement violate this Agreement, each default party shall bear their respective violation liabilities.

Article 10 Cancellation of This Agreement

10.1 This Agreement shall be cancelled in any of the following circumstances:

(1) If the Purchaser fails to pay the down payment within the time specified, the Transferor can cancel this Agreement unilaterally.

(2) Various parties have finished performing their respective rights and obligations under this Agreement as per the provisions;

(3) All parties agree to terminate this Agreement after reaching consensus via amicable consultation.

Article 11 Dispute Resolution

11.1 Any dispute arising out of this Agreement, including the existence, effectiveness or cancellation of this Agreement (“the disputes”) shall be resolved first by all parties via amicable consultation. Any party can send a written notice on consultation and describing the nature of dispute to the rest parties at any time. If the dispute is not resolved in this manner within forty-five days after one party has given notice in accordance with this provision, either party may submit the dispute to the [ Changsha Arbitration Commission] for arbitration. The arbitration shall take place in [Changsha] and shall be conducted in accordance with the effective arbitration rules of the association at that time.

Article 12 Applicable Law

12.1 The conclusion, validity, effectiveness, interpretation and performance of this Agreement as well as all matters related to this Agreement shall be governed by the laws of China.

12.2 If any party is subjected to major adverse influence of economic benefits by the Chinese laws, regulations or rules promulgated after this Agreement takes effect or by the modification, interpretation or implementation mode of the existing Chinese laws, regulations or rules, the parties shall make negotiation as quickly as possible and endeavor to implement required adjustment to make various parties’ economic interests obtained from this Agreement are no lower than the economic benefits that they can obtain when the latest laws, regulations or rules are not promulgated, modified or interpreted or not implemented.

12.3 If the target company probably obtains interests that are greater than those specified in this Agreement by the Chinese laws, regulations or rules promulgated after this Agreement takes effect or by the modification, interpretation or implementation mode of the existing Chinese laws, regulations or rules, the parties shall make negotiation as quickly as possible and endeavor to implement required adjustment to make the target company obtain the interests above.

Article 13 Supplementary Provisions

13.1 Non-waiver

Any party’s failure or delay in exercising any right, power or privilege under this Agreement or the appendix herewith shall not be seen as a waiver of such right, power or privilege. Any single or partial exercising of such right, power or privilege does not hinder the party’s further exercising of such right, power or privilege in the future.

13.2 Restraining force

The parties hereto can revise or supplement any content under this Agreement after their respective representatives sign the corresponding written document.

13.3 Severability

If any one or several terms listed in this Agreement becomes invalid, illegal or non-executable in any aspect according to any Chinese laws, the terms above do not affect the validity, legality and execution of the rest terms herein in any aspect.

13.4 Language

This Agreement is signed in Chinese and is executed in quintuplicate with each party holding one.

13.5 Effectiveness and integrity of this Agreement

This Agreement takes effect once signed and stamped by all parties. All parties herein can modify this Agreement by signing a supplementary agreement. After this Agreement takes effect, this Agreement constitutes the entire agreement on the subject matter among the parties herein upon delivery and shall supersede all the original oral or written agreements and MOUs concluded by and among the parties regarding the subject matter herein.

13.6 Official documents

If the equity transfer agreement of the required format and version needs signing separately for this transaction at the request of the registration organ (hereinafter referred to as “the official documents”), all parties under this Agreement shall offer active coordination. In case of any discrepancy between the official documents and this Agreement, the latter shall prevail.

(No text hereunder)

(No text on this page, signature page of Agreement on Debt Assumption Takeover of Hunan Xixingtianxia Technology Co., Ltd.)

Party A: Sichuan Senmiao Zecheng Business Consulting Co., Ltd. (seal)

Legal representative (signature):

Party B: Jiangsu Yuelaiyuexing Technology Co., Ltd. (seal)

Legal representative (signature):

Party C: Hunan Xixingtianxia Technology Co., Ltd. (seal)

Legal representative (signature):

Party D: Chengdu Xixingtianxia Technology Co., Ltd. (seal)

Legal representative (signature):

Party E: Ye Lei (signature)

Annex 1

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Annex 2

***

Annex 3

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